BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON MAY 25, 2017

1.            Date, Time and Place: Held on May 25, 2017, at 9h00 hours, in São Paulo City, São Paulo state, at Av. Brigadeiro Faria Lima, N°. 2,179, 1st floor.

2.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.            Summons and Presence: The summons was duly made within the terms of article 21 of the Bylaws of BRF S.A. (Company), with the presence of the totality of members of the Board of Directors: Messieurs Abilio dos Santos Diniz, Francisco Petros Oliveira Lima Papathanasiadis, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Walter Fontana Filho, Marcos Guimarães Grasso, Flávia Buarque de Almeida, Carlos da Costa Parcias Jr., Walter Malieni Jr. and José Aurélio Drummond Jr.

4.            Agenda: (i) Reference Form – Fiscal Year of 2016; (ii) Change in the Executive Board; and (iii) Election of Member of the Strategy, M&A and Markets Committee.

5.           Resolutions. The members of the Board of Directors, unanimously and without reservations:

5.1      Reference Form – Fiscal Year of 2016. Pursuant to the recommendation of the Statutory Audit Committee and in line with the approval of the Fiscal Council, approval was given to the submission to the Comissão de Valores Mobiliários – CVM of the Reference Form related to the fiscal year ended December 31, 2016.

5.2          Change in the Executive Board. The resignation of Mr. Artur Paranhos Tacla was received and accepted as the Company's Vice-President of People's Vice-President, which will take effect as of this date.

5.3          Election of Member of the Strategy, M&A and Markets Committee. Mr. Eduardo Fontana D´Ávila was elected as a external member of the Strategy, M&A and Markets Committee. The composition of the said Committee is therefore ratified, with the following members: Mrs. José Carlos Reis de Magalhães Neto, Carlos da Costa Parcias Jr., Flávia Buarque de Almeida, Luiz Fernando Furlan, Marcos Guimarães Grasso and Eduardo Fontana D`Avila.

The Company Directors are subsequently authorized to undertake all and any acts and sign all and any documents needed for the implementation of the resolutions hereby approved.

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BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON MAY 25, 2017

6.           Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors and/or information presented during the meeting were filed at the Company´s head office.

7.           Approval and Signing of the Minutes: There being no further matters to be discussed, the Chairman declared the meeting suspended while the present minutes were drawn up in summary form and then read, approved and signed by everyone present. Signatures: Supervisory Board: Abilio dos Santos Diniz – Chairman; Larissa Brack – Secretary. Members: Abilio dos Santos Diniz, Francisco Petros Oliveira Lima Papathanasiadis, Luiz Fernando Furlan, Walter Fontana Filho, José Carlos Reis de Magalhães Neto, Flávia Buarque de Almeida, Marcos Guimarães Grasso, Carlos da Costa Gracias Jr., José Aurélio Drummond Jr. e Walter Malieni Jr.

I certify that the present minutes are a faithful and true copy of the original which is filed in Book Number 5, pages 146 and 147 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

___________________________

Larissa Brack

Secretary

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